SENTO CORPORATION

          Summary of Compensation for Service as a Nonemployee Director
         (Approved by Unanimous Written Consent Dated December 13, 2004)
            (Amended by Unanimous Written Consent of March 22, 2005,
                          effective February 1, 2005)


Compensation for Board Meeting Attended:  $4,000 (Chairman:  $8,000)

Compensation for Board Committee Meeting Attended: $2,000

No compensation will be paid for teleconference meetings unless the Board of Directors determines that their frequency or duration justifies payment as a regular meeting of the Board of Directors.

Annual Grant of Options: 7,500 (Chairman:  11,250)


Additional compensation to Chairman from February 1, 2005, through December 1, 2005, for additional services to be rendered for a limited time, particularly with regard to the evaluation of merger and acquisition opportunities and assisting the Corporation's efforts to achieve sales growth: $5,000 per month.